UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Dear Shareholder:
      You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc., which will be held at 10:30 a.m. on May 5, 2005 at the Wellington Center, 777 Alpha Drive, Highland Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the Proxy Statement.
      Enclosed with this letter are the Annual Meeting Notice, Proxy Statement, Proxy and Voting Instruction Form and an envelope in which to return the Proxy and Voting Instruction Form. Also enclosed is a copy of the Annual Report. The Annual Report and Proxy Statement contain important information about the Company, its Board of Directors and its Executive Officers. Please read these documents carefully.
      If you are a registered holder of Lincoln shares or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) Plan), as a convenience to you and as a means of reducing costs, you may choose to vote your Proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed Proxy and Voting Instruction Form. Electronic proxy voting is permitted under Ohio law and the Company’s Regulations. You will find instructions on how to vote electronically in the Proxy Statement and on the Proxy and Voting Instruction Form. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you do plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form, or when prompted if you cast your vote over the Internet or by telephone.
      During 2004, Anthony A. Massaro retired as Chairman, President and Chief Executive Officer of the Company and as a member of our Board of Directors. Under Mr. Massaro’s strong leadership over the past seven years, the Company has successfully expanded its international presence. Mr. Massaro’s sound management and guidance have facilitated the Company’s entry into new markets and joint ventures and increased the Company’s share of the arc welding market worldwide. We thank Mr. Massaro for his invaluable contributions, as well as his dedicated leadership and direction.
      Paul E. Lego is also retiring from our Board at this year’s Annual Meeting after serving as a Director for 12 years. His leadership and experience were critical to the Company’s transformation during the 1990s; and his independence contributed to the rigor of Board deliberations on strategic decisions. We thank him for his service.
      We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Stropki, Jr.
Chairman, President and Chief Executive Officer
Lincoln Electric Holdings, Inc.
March 30, 2005

Lincoln Electric Holdings, Inc.
22801 Saint Clair Avenue
Cleveland, Ohio 44117-1199

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 10:30 a.m. on Thursday, May 5, 2005 at the Wellington Center, 777 Alpha Drive, Highland Heights, Ohio. Shareholders will be asked to vote on the following proposals:

(1)	Election of three Directors each for a term scheduled to expire in 2008;

(2)	Ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005; and

(3)	Any other business properly brought before the meeting.
      Shareholders of record as of the close of business on March 23, 2005 are entitled to vote at the Annual Meeting.

Frederick G. Stueber
Senior Vice President,
General Counsel and Secretary
March 30, 2005
Your vote is very important. Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed Proxy and Voting Instruction Form in the envelope provided or, in the alternative, vote your shares electronically either over the Internet (www.votefast.com) or by touch-tone telephone (1-800-542-1160).
If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

GENERAL INFORMATION
Who is soliciting proxies and why?
      The Company will begin mailing this Proxy Statement on or about March 30, 2005. The enclosed Proxy is being solicited by the Directors of the Company, and the Company will pay the cost of the solicitation. Certain Officers and other employees of the Company may also solicit proxies by telephone, letter or personal interview.
      If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because the Directors of the Company realize that it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Directors recommend that you appoint a proxy to vote on your behalf, as indicated on the accompanying Proxy and Voting Instruction Form, or appoint your proxy electronically via telephone or the Internet.
What is Householding?
      To reduce the expense of delivering duplicate voting materials to shareholders who may have more than one account, we have taken advantage of the Householding rules enacted by the Securities and Exchange Commission (“SEC”). These rules permit the Company to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, Proxy Statement and any other shareholder communication will be sent to those households.
How do I obtain a separate set of voting materials?
      If you share an address with another shareholder and have received only one copy of the Annual Report, Proxy Statement or any other shareholder communication, you may request that the Company send a separate copy of these materials to you at no cost to you. The Company will promptly send a copy of these materials to you upon your written or oral request. For future Annual Meetings, you may request separate copies of these materials, or request that the Company send only one set of these materials to you if you are receiving multiple copies, by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., c/o National City Bank, Corporate Trust Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44197-1200. You may also request separate copies of these materials for future Annual Meetings by calling Roy Morrow, the Company’s Director, Corporate Relations, at 216-383-4893.
Who may vote?
      Record holders of the common shares of Lincoln Electric Holdings, Inc. (“Lincoln Common”) as of the close of business on March 23, 2005 are entitled to vote at the Annual Meeting. On that date, 41,737,423 shares of Lincoln Common were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.
What shares are included on the proxy card?
      If you are both a registered shareholder of the Company and a participant in The Lincoln Electric Company Employee Savings Plan (“401(k) Plan”), you may have received one Proxy and Voting Instruction Form that shows all shares of Lincoln Common registered in your name, including any Dividend Reinvestment Plan shares, and all shares you have (based on the units credited to your account) under the 401(k) Plan. Accordingly, your Proxy and Voting Instruction Form also serves as your voting directions to the 401(k) Plan Trustee.
      Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one Proxy and Voting Instruction Form and must vote each Proxy separately.

      If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from the nominee, instructing you on how to vote your shares, which may also include instructions on electronic voting.
What are the proposals on which I will be voting?
      You are being asked to vote on two proposals:

(1)	Election of three Directors, each to serve for a term scheduled to expire in 2008; and

(2)	Ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.
      The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we did not have notice prior to February 10, 2005, or that applicable laws otherwise would permit proxies to vote on a discretionary basis, it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.
How do I vote?
      Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone. After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may call the toll-free number 1-800-542-1160, using a touch-tone telephone. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

Over the Internet. After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may use your computer to access the website www.votefast.com. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, please mark, sign and date your Proxy and Voting Instruction Form and return it in the enclosed prepaid and addressed envelope.
      The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.
      Whether you choose to vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1 on the Proxy and Voting Instruction Form). You can also specify whether you want to vote for or against, or abstain from voting for, the ratification of the independent auditors (Proposal 2 on the Proxy and Voting Instruction Form). If you do not specify how you want to vote your shares on your Proxy and Voting Instruction Form, your shares will be voted FOR the election of all the Director nominees and FOR the ratification of the independent auditors.
      Participants in the 401(k) Plan. If you participate in the 401(k) Plan, the Plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) Plan shares according to your voting directions. You may give your voting directions to the Plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your Proxy and Voting Instruction Form or do not vote over the Internet or by telephone, the Trustee will not vote your Plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

      Nominee shares. If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.
May I revoke my proxy or change my vote?
      Yes. You have the right to change or revoke your proxy prior to the closing of the polls and may do so in any one of the following four ways:

(1)	by sending a written notice to the Company’s Corporate Secretary stating that you want to change your proxy vote;

(2)	by submitting a properly signed Proxy and Voting Instruction Form with a later date;

(3)	by entering later-dated telephone or Internet voting instructions; or

(4)	by voting in person at the Annual Meeting. NOTE: Because your 401(k) shares are held in a qualified plan, you are not able to vote 401(k) Plan shares at the Annual Meeting.
      If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form or indicate so when prompted if you are voting by telephone or over the Internet.
      If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note, that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.
How are the votes counted?
      Shareholder votes will be tabulated by an independent inspector of elections for the Annual Meeting. All properly signed Proxy and Voting Instruction Forms and all properly recorded Internet and telephone votes will be counted to determine whether or not a quorum is present at the meeting. Votes for the Director nominees (Proposal 1) that are marked “withhold,” and any broker nonvotes or other abstentions, will not be counted in determining the election of Directors. Votes on the ratification of the independent auditors (Proposal 2) that are marked “abstain” have the same effect as votes AGAINST that Proposal.
May I receive future shareholder communications over the Internet?
      If you are a registered shareholder, you may consent to accessing future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of receiving copies in the mail. You may give your consent by marking the appropriate box on your Proxy and Voting Instruction Form or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access to future shareholder communications, once there is sufficient interest in electronic delivery we will discontinue mailing the Proxy Statement and Annual Report to you, but you will receive a Proxy and Voting Instruction Form, together with a formal notice of the meeting, in the mail with instructions containing the Internet address or addresses to access shareholder communications.
      Providing shareholder communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

      If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.
When are shareholder proposals due for the 2006 Annual Meeting?
      In order for proposals to be considered for inclusion in next year’s Proxy Statement, a shareholder proposal must be submitted in writing to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 by November 30, 2005.
May I submit a nomination for Director?
      The Company’s Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received by the Company by a certain date depending on when the Company publicly announced the date of the annual meeting at which the nomination is to be made. For this year’s Annual Meeting, the Company must receive nominations no later than the close of business on the tenth day following the day on which the Company publicly announced the date of the Annual Meeting. The Company publicly announced the date of this year’s Annual Meeting on March 17, 2005; accordingly, this means that no additional nominations can be made for this year’s Annual Meeting.
      To nominate a candidate for election at a future meeting, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of the Company and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. This written notice must be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made in those instances when the Company publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date or no later than the close of business on the tenth day following the day on which the Company publicly announced the date of the annual meeting in those instances when the Company has not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact the Company’s Corporate Secretary.
How do I contact the Company?
      For general information, shareholders may contact the Company at the following address:

Lincoln Electric Holdings, Inc.
22801 Saint Clair Avenue
Cleveland, Ohio 44117-1199
Attention: Roy Morrow, Director, Corporate Relations
      Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at the Company.
How do I contact the Directors?
      Shareholders may send communications to any or all of the Directors of the Company through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.
22801 Saint Clair Avenue
Cleveland, Ohio 44117-1199
Attention: Corporate Secretary
      The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

ELECTION OF DIRECTORS
Proposal No. 1
      The Company’s Regulations provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, a quorum being present, the Director nominees receiving the greatest number of votes will be elected as Directors of the Company. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2008. The class of Directors whose term ends in 2008 has been fixed at three. David H. Gunning, G. Russell Lincoln and Hellene S. Runtagh are standing for election. All of the Director nominees have been elected previously by the shareholders.

      Each of the nominees has agreed to stand for election. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.
      All Directors are expected to attend the Annual Meeting. All of the nominee Directors, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2004 Annual Meeting, all of the current Directors of the Company were in attendance.

DIRECTORS’ BIOGRAPHIES
      The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.
      None of the nominee Directors or continuing Directors has any special arrangement or understanding with any other person pursuant to which the nominee Director or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or Executive Officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.
NOMINEES FOR ELECTION

David H. Gunning
Age:	62
Term Expires/Service:	2005; standing for reelection at this Annual Meeting to serve until 2008; Director since 1987.
Recent Business Experience:	Mr. Gunning serves as Vice Chairman of Cleveland-Cliffs Inc (iron ore producer), a position he has held since April 2001. Previously, Mr. Gunning served as the Principal of Encinitos Ventures (venture capital), a position he held from 1997 to 2001. Mr. Gunning also served as Chairman, President and Chief Executive Officer of Capitol American Financial Corporation from 1993 until its sale in early 1997.
Other Directorships:	Cleveland-Cliffs Inc and MFS Funds, Inc.

G. Russell Lincoln
Age:	58
Term Expires/Service:	2005; standing for reelection at this Annual Meeting to serve until 2008; Director since 1989.
Recent Business Experience:	Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. From 1984 to 1996, Mr. Lincoln served as Chairman of the Board and Chief Executive Officer of Algan, Inc. (chemicals).

Hellene S. Runtagh
Age:	56
Term Expires/Service:	2005; standing for reelection at this Annual Meeting to serve until 2008; Director since 2001.
Recent Business Experience:	Ms. Runtagh is the former President and Chief Executive Officer of Berwind Group (manufacturing and real estate holdings), a position she held from June 2001 through December 2001. Prior to that, Ms. Runtagh was Executive Vice President of Universal Studios (entertainment) from February 1997 until January 2001.
Other Directorships:	Avaya Inc. and Covad Communications Group, Inc.

CONTINUING DIRECTORS

Harold L. Adams
Age:	65
Term Expires/Service:	2006; Director since 2002.
Recent Business Experience:	Mr. Adams is Chairman Emeritus of RTKL Associates Inc. (architects and engineers) and the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to November 2003.
Other Directorships:	Commercial Metals Company and Legg Mason, Inc.

Robert J. Knoll
Age:	63
Term Expires/Service:	2006; Director since 2003.
Recent Business Experience:	Mr. Knoll is a former Partner of Deloitte & Touche LLP (accounting), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

John M. Stropki, Jr.
Age:	54
Term Expires/Service:	2006; Director since 1998.
Recent Business Experience:	Mr. Stropki is Chairman, President and Chief Executive Officer of the Company. Mr. Stropki was elected President and Chief Executive Officer in June 2004 and Chairman in October 2004. From May 2003 to June 2004, Mr. Stropki was Executive Vice President and Chief Operating Officer of the Company. From May 1996 to May 2003, Mr. Stropki was Executive Vice President of the Company and President, North America of The Lincoln Electric Company.

CONTINUING DIRECTORS

Ranko Cucuz
Age:	61
Term Expires/Service:	2007; Director since 2001.
Recent Business Experience:	Mr. Cucuz is the former Chairman, President and Chief Executive Officer of Hayes Lemmerz International, Inc. (motor vehicle parts and accessories), formerly known as Hayes Wheels International, Inc. (“Hayes Lemmerz”). Mr. Cucuz held these positions from 1997 to September 2001. Mr. Cucuz was President and Chief Executive Officer of Hayes Wheels from 1992 to 1997, when Hayes Wheels acquired Lemmerz Holding.
Mr. Cucuz ceased serving as President and Chief Executive Officer of Hayes Lemmerz in August 2001 and ceased serving as Chairman in September 2001. In December 2001, Hayes Lemmerz filed for protection under Chapter 11 of the United States Bankruptcy Code. It came out of bankruptcy proceedings in June 2003, at which time Mr. Cucuz ceased serving as a director.
Other Directorships:	Cleveland-Cliffs Inc

Kathryn Jo Lincoln
Age:	50
Term Expires/Service:	2007; Director since 1995.
Recent Business Experience:	Ms. Lincoln is Chairman of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996, and President of the Lincoln Foundation, Inc. (a non-profit foundation that supports the foregoing Institute), a position she has held since 1999.
Other Directorships:	Johnson Bank Arizona, NA.

George H. Walls, Jr.
Age:	62
Term Expires/Service:	2007; Director since December 2003.
Recent Business Experience:	General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from January 2001 through December 2004. Prior to that, General Walls was special assistant to the chancellor and assistant secretary to the Board of Trustees at North Carolina Central University. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.
Other Directorships:	Thomas Industries, Inc.

DIRECTOR COMMITTEES AND MEETINGS
      The Company has a separately-designated standing Audit Committee established in accordance with SEC rules. The Company also has standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on each Committee is set forth below.

Audit Committee
Members:	David H. Gunning (Chair), Robert J. Knoll, Kathryn Jo Lincoln, Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards, and each of whom the Board of Directors has determined to have the financial competency required by the listing standards. In addition, because of Mr. Knoll’s professional training and past employment experience as described above under the caption “Director Biographies,” the Board of Directors has determined that he is a financially sophisticated Audit Committee Member under the NASDAQ listing standards and that he qualifies as an “audit committee financial expert” in accordance with SEC rules. Shareholders should understand that Mr. Knoll’s designation as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon him any duties, obligations or liabilities that are greater than those generally imposed on him as a member of the Audit Committee and the Board.
Number of 2004 Meetings:	Seven
Principal Responsibilities:	•	determines whether to retain or terminate the independent auditors
	•	approves all audit engagement fees, terms and services; approves any non-audit engagements
	•	reviews and discusses the independent auditors’ quality control
	•	reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit
	•	reviews and discusses with management the Company’s financial statements and disclosures, its interim financial reports and its earnings press releases
	•	reviews with the Company’s General Counsel legal matters that might have a significant impact on the Company’s financial statements and issues relating to compliance with the Company’s Code of Corporate Conduct and Ethics
	•	reviews with management the appointment, replacement, reassignment or dismissal of the Director of internal audit, the internal audit charter, internal audit plans and reports
	•	reviews with management the adequacy of internal controls over financial reporting

A copy of this Committee’s Charter, which was adopted by the Board, (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

Compensation and Executive Development Committee
Members:	Hellene S. Runtagh (Chair), Harold L. Adams, Ranko Cucuz, Paul E. Lego and G. Russell Lincoln, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be an outside Director within the meaning of Section 162(m) of the Internal Revenue Code.
Number of 2004 Meetings:	Six
Principal Responsibilities:	• reviews and establishes total compensation of the Chief Executive Officer and the other Executive Officers
• annually assesses the performance of the Chief Executive Officer and the other Executive Officers
• monitors the Company’s key management resources, structure, succession planning, development and selection processes and the performance of key executives
• reviews and recommends to the Board the appointment and removal of elected officers of the Company
• administers the Company’s employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans
• reviews and recommends to the Board new or amended executive compensation plans
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/ governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

Nominating and Corporate Governance Committee
Members:	Harold L. Adams (Chair), David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.
Number of 2004 Meetings:	Five
Principal Responsibilities:	In evaluating candidates for Director, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of the Company must have these minimum qualifications:
• demonstrated character, integrity and judgment
• high-level managerial experience or experience dealing with complex problems
• ability to work effectively with others
• sufficient time to devote to the affairs of the Company
and these specific qualifications:
• specialized experience and background that will add to the depth and breadth of the Board
• independence as defined by the NASDAQ listing standards
• financial literacy
The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, the Company has retained an outside firm to help identify candidates, but no firm was retained on that basis in 2004, and no firm is currently being retained.
Shareholders may nominate one or more persons for election as Director of the Company. The process for doing so is set forth on page 5 of the Proxy Statement, under the caption “May I submit a nomination for Director?”.
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/ governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

Finance Committee
Members:	Paul E. Lego (Chair), Ranko Cucuz, Robert J. Knoll and G. Russell Lincoln.
Number of 2004 Meetings:	Five
Principal Responsibilities:	considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of the Company, including
• financial performance
• capital structure issues
• financial operations
• capital expenditures
• pension plan funding and plan investment management performance
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

      Your Board held seven meetings in 2004. Each of the current Directors attended at least 75 percent of the total number of meetings of Directors and meetings of committees on which he or she served.
      A Search Committee, an ad hoc committee of the Board, was formed in late 2003 to evaluate candidates for the Chairman and Chief Executive Officer positions, which were filled in 2004 with the election of John M. Stropki, Jr. to both positions. The Search Committee, consisting of Mr. Adams (Chair), Mr. Cucuz, Ms. Lincoln and Ms. Runtagh, held five meetings in 2004 and was disbanded in October 2004 after the election of Mr. Stropki as Chairman.
CORPORATE GOVERNANCE
      Each of the non-employee Directors meets the independence standards set forth in the NASDAQ listing standards. The NASDAQ independence standards include a series of objective tests, such as that the Director is not an employee of the Company and has not engaged in various types of business dealings with the Company.
      During 2004, the independent Directors met in Executive Session, separate from the management Directors, in connection with each of the seven meetings of the Board. The Chairman of the Nominating and Corporate Governance Committee was the presiding Director for these Sessions. In late 2004, the Board created a Lead Director position, which is described below. Among other duties, the Lead Director now has the responsibility to preside over Executive Sessions of the independent Directors.
Lead Director
      During 2004, as part of the Company’s continued focus on best practices with respect to corporate governance, the Board modified its Guidelines on Significant Corporate Governance Issues, which are discussed below, to provide for the annual appointment of a Lead Director. The Company believes the addition of the Lead Director position will further enhance the Company’s corporate governance practices and help facilitate the functioning of the Board independently from Company management. The Lead Director will be appointed each year by the independent Directors to serve as a liaison between the Chairman of the Board and the independent Directors and will preside over Executive Sessions attended only by independent Directors. The Lead Director will also consult with the Chairman of the Board on meeting agendas, the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process. The Lead Director may also speak on behalf of the Company from time to time as the Board may decide.

      Harold L. Adams was appointed as the Lead Director effective December 1, 2004. Mr. Adams has been a Director of the Company since 2002 and is the former Chairman, President and Chief Executive Officer of RTKL Associates Inc., an architectural and engineering firm.
Guidelines on Significant Corporate Governance Issues
      Your Board has adopted Guidelines on Significant Corporate Governance Issues to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in Federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards. As described above, the guidelines were modified by the Board during 2004 to provide for the annual appointment of a Lead Director.
      You can access the Guidelines on Significant Corporate Governance Issues on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp.
Code of Corporate Conduct and Ethics
      Your Board also has adopted a Code of Corporate Conduct and Ethics to govern the Company’s Directors, officers and employees, including the principal executive officers and senior financial officers.
      The Company intends to satisfy the disclosure requirements of Item 10 of Form 8-K regarding an amendment to, or a waiver from, any provision of its Code of Corporate Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934 by posting such information on its website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto, on the Company’s website at www.lincolnelectric.com/ corporate/about/governance.asp. There have been no waivers or amendments to the Code of Corporate Conduct and Ethics as of the date of this Proxy Statement.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Greg D. Blankenship, the brother of George D. Blankenship, Vice President, Engineering and Quality Assurance, of The Lincoln Electric Company, is the sole stockholder and President of P&R Specialty, Inc., a supplier to the Company. During 2004, the Company purchased approximately $2.1 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. The Company believes that the transactions with P&R Specialty were on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties.
DIRECTOR COMPENSATION
      General. An employee of the Company who also serves as a Director does not receive any additional compensation for serving as a Director or as a member or chair of a committee.
      2004 Director Compensation Package. During 2004, the Directors’ compensation package for non-employee Directors was based on the following principles:

•	a significant portion of Director compensation should be aligned with creating and sustaining shareholder value;

•	Directors should have equity interest in the Company; and

•	total compensation should be structured to attract and retain a diverse and truly superior Board of Directors.

      With those principles in mind, and based on a review of Director compensation that was performed during 2004, the compensation package in 2004 was comprised of the following components:

Cash

•	an annual cash retainer of $30,000 for all Directors (in late April 2004, the retainer was increased from $24,000 to $30,000, effective for the last two quarters of 2004);

•	an annual cash retainer of $10,000 for the Lead Director, a new position created by the Board in late 2004;

•	an annual cash retainer of $5,000 for each Committee chair (in late April 2004, this was increased from $2,000 to $5,000 annually, effective for the last two quarters of 2004);

•	an annual cash retainer of $2,000 for each Committee member through June 2004; thereafter, this retainer was eliminated;

•	Board meeting fees of $1,000 for each meeting attended through April 29, 2004; thereafter, this fee was increased to $1,500 per meeting; and

•	Committee meeting fees of $1,000 for each meeting attended through April 29, 2004; thereafter, this fee was increased to $1,500 per meeting.

Stock

•	an annual award of options to purchase 2,000 shares of Lincoln Common pursuant to the Stock Option Plan for Non-Employee Directors; and

•	an initial award of options to purchase 6,000 shares of Lincoln Common to Directors who become eligible by virtue of their election after December 31, 1999.
      Stock Option Plan for Non-Employee Directors. Approved by shareholders in May 2000, the Plan provides for the annual and initial grants of options to purchase shares of Lincoln Common as outlined above.
      Under the Plan, the option price may not be less than the per share fair market value of Lincoln Common on the date of grant. An option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant. Once the optionee has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying shares of Lincoln Common. Options granted under the Plan have a 10-year term.
      In accordance with the terms of the Plan, on November 30, 2004, each of the current Directors received an option to purchase 2,000 shares of Lincoln Common at an exercise price of $35.43 per share.
      Non-Employee Directors’ Deferred Compensation Plan. Adopted in 1995, this Plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This Plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the Plan; and

•	elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than two years after the fees are initially deferred.
      In 2004, one Director elected to defer cash compensation pursuant to this Plan.
      On December 1, 2004, the Company amended this Plan in response to the adoption of the American Jobs Creation Act of 2004 (the “Act”), which significantly changed the Federal tax law applicable to amounts deferred in non-qualified deferred compensation plans after December 31, 2004. As a result of the amendment, effective December 31, 2004, future deferrals under the Plan were frozen. All deferrals vested prior to January 1, 2005 (and earnings on those amounts) will continue to be governed by the law applicable to non-qualified deferred compensation prior to the adoption of the Act. The Company is currently reviewing options to unfreeze this Plan.
      Directors’ Charitable Award Program. This Program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, the Company will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by the Company. This Program is funded through insurance policies on the lives of the vested Directors.
      In 2004, the Company paid $251,000 in premiums on current insurance policies.
      All charitable deductions and the cash surrender value of the policies accrue solely to the Company; the vested Directors derive no financial benefit. The current non-employee Directors who are already vested in the Program are David H. Gunning, Paul E. Lego, G. Russell Lincoln and Kathryn Jo Lincoln.

MANAGEMENT OWNERSHIP OF SHARES
      The following table sets forth certain information regarding ownership of Lincoln Common as of February 28, 2005 by the Directors, each of the Company’s Executive Officers named in the “Summary Compensation Table” on page 25 and all Directors and Executive Officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.
BENEFICIAL OWNERSHIP TABLE

	Number of Shares		Percent
	of Lincoln Common		of
Directors	Beneficially Owned (1)		Class

Harold L. Adams	12,000	(2)	*
Ranko Cucuz	12,000	(3)	*
David H. Gunning	11,485	(4)	*
Robert J. Knoll	8,000	(5)	*
Paul E. Lego	11,559	(6)	*
G. Russell Lincoln	261,315	(7)	*
Kathryn Jo Lincoln	996,215	(8)	2.39%
Hellene S. Runtagh	14,000	(9)	*
George H. Walls, Jr.	6,000	(10)	*

Named Executive Officers

Anthony A. Massaro	507,603	(11)	1.20%
John M. Stropki, Jr.	287,878	(12)	*
Frederick G. Stueber	29,466	(13)	*
James E. Schilling	19,699	(14)	*
Vincent K. Petrella	12,805	(15)	*
George D. Blankenship	30,700	(16)	*

All Directors and Executive Officers as a group (16 persons)	2,228,858	(17)	5.23	%(17)

*	Indicates less than 1%

(1)	Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of February 28, 2005.

(2)	Includes 10,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(3)	Consists of 12,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(4)	Includes 8,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(5)	Consists of 8,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(6)	Includes 2,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(7)	Of the 261,315 shares reported, G. Russell Lincoln held of record 165,145 shares. An additional 514 shares were held of record by his spouse. The remaining 95,656 shares were held of record as follows: 24,877 shares by three trusts, as to each of which Mr. Lincoln is a trustee, for the benefit of his children; 35,279 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 27,500 shares by The G. Russell and Constance P. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 8,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

(8)	Of the 996,215 shares reported, 40,443 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power. The remaining 955,772 shares were held of record as follows: 951,772 shares were held of record by the Lincoln Foundation, Inc., of which Ms. Lincoln is the President, as to which shares Ms. Lincoln disclaims beneficial ownership; and 4,000 shares may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(9)	Includes 12,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(10)	Consists of 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2005.

(11)	Of the 507,603 shares reported, Mr. Massaro held of record 35,203 shares and has or had the right to acquire 472,200 shares upon the exercise of stock options within 60 days of February 28, 2005. The remaining 200 shares were held of record by Mr. Massaro’s spouse, as to which shares he disclaims beneficial ownership.

(12)	Of the 287,878 shares reported, Mr. Stropki held of record 7,119 shares and 24,827 shares were held of record by a trust established by Mr. Stropki and his spouse, under which they share investment and voting power. Mr. Stropki has or had the right to acquire 255,932 shares upon the exercise of stock options within 60 days of February 28, 2005.

(13)	Of the 29,466 shares reported, Mr. Stueber held of record 5,000 shares and has or had the right to acquire 24,466 shares upon the exercise of stock options within 60 days of February 28, 2005.

(14)	Of the 19,699 shares reported, Mr. Schilling held of record 3,000 shares and has or had the right to acquire 16,699 shares upon the exercise of stock options within 60 days of February 28, 2005.

(15)	Of the 12,805 shares reported, Mr. Petrella held of record 3,606 shares and has or had the right to acquire 9,199 shares upon the exercise of stock options within 60 days of February 28, 2005.

(16)	Of the 30,700 shares reported, Mr. Blankenship held of record 3,317 shares and has or had the right to acquire 27,383 shares upon the exercise of stock options within 60 days of February 28, 2005.

(17)	Includes 882,046 shares which all Executive Officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of February 28, 2005.
      In addition to the above management holdings, as of February 28, 2005, The Lincoln Electric Company Employee Savings Plan held 1,193,052 shares of Lincoln Common, or 2.86% of the shares of Lincoln Common outstanding.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and beneficial owners of 10% or more of Lincoln Common to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of the Company with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during 2004 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2004, the Company believes that for the year 2004 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES
      Set forth below is information with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be an owner of more than 5% of the shares of Lincoln Common, other than the persons indicated in the “Beneficial Ownership Table” on page 17.

	No. of Shares and
	Nature of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

David C. Lincoln	3,656,019	(1)	8.76%
1741 East Morten Avenue, Suite A Phoenix, Arizona 85020

Royce & Associates, LLC	4,442,357	(2)	10.65%
1414 Avenue of the Americas New York, New York 10019

KeyCorp	2,279,137	(3)	5.46%
127 Public Square Cleveland, Ohio 44114

(1)	Of the total amount reported by Mr. Lincoln, he has sole voting and dispositive power over 90,130 shares, which amount includes stock options for 4,000 shares exercisable within 60 days of February 28, 2005, and shared voting and dispositive powers over 3,565,889 shares. With respect to the shares over which Mr. Lincoln has sole voting and dispositive powers, he disclaims beneficial ownership of 86,130 shares held by two trusts of which he is the sole trustee. With respect to the shares over which Mr. Lincoln has shared voting and dispositive powers, he disclaims beneficial ownership of (a) 1,084,034 shares held by four trusts of which he is one of two trustees and (b) 951,772 shares held by the Lincoln Foundation, Inc. of which he is a Director. In his January 27, 2005 Schedule 13G filing with the Securities and Exchange Commission, Mr. Lincoln states that the shares of Lincoln Common reported in the filing were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(2)	According to its Schedule 13G, most recently amended on February 8, 2005, Royce & Associates, LLC has sole voting and dispositive power over 4,442,357 shares. In its Schedule 13G filing, Royce states that the shares of Lincoln Common reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(3)	According to its Schedule 13G filed on February 14, 2003, KeyCorp has voting and dispositive power over a total of 2,279,137 shares. In its Schedule 13G filing, KeyCorp states that the shares of Lincoln Common reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      The Compensation and Executive Development Committee of the Board of Directors consists solely of non-employee Directors. Its primary charge is to determine and report to the Board on the compensation (or method of calculating it) for the Chairman, President and Chief Executive Officer and each other Executive Officer. In addition, the Committee establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions, and reviews and makes recommendations to the Board concerning the Company’s employee stock, incentive compensation and employee benefit programs. The Chief Executive Officer recommends the compensation of the other Executive Officers, subject to Committee review and approval.
Executive Compensation Policy
      Our executive compensation policy is based on our long-standing commitment to incentive-based compensation for all employees, including officers. The cash bonus program exemplifies this commitment. For many years, The Lincoln Electric Company, the Company’s principal domestic subsidiary, has administered a discretionary employee bonus program featuring a cash distribution determined on the basis of a formula that takes into account Company performance, as well as individual earnings and performance. Virtually all domestic full-time employees participate in the program. Generally, the Company’s foreign subsidiaries have also adopted formula-based cash bonus programs. The cost of the Company’s cash bonus programs, net of hospitalization costs but inclusive of payroll taxes, was $46.5 million in 2004, $26.2 million in 2003 and $32.2 million in 2002.
      The Committee’s approach to executive compensation is generally the same as the Company’s approach to employee compensation. However, during 2004, the Committee and the Company undertook a review of its executive compensation philosophies. The review encompassed emerging trends in executive compensation, examination of current compensation against stated philosophies and a comparison of executive pay relative to Company financial performance. Maintaining its strong belief in pay-for-performance, the Committee made certain changes to the cash components of the Company’s executive compensation philosophy. The base salaries of executives are now set at approximately the 45th percentile of the Company’s peer group (up from the previously-stated 40th percentile); i.e., base salaries are still somewhat below market average. The Committee continues to believe that cash bonus opportunities should be above average, with the 65th percentile of the Company’s peer group now used as the target for total cash compensation (base and bonus), down from the previously-stated 75th percentile. In reducing the total cash compensation targets, the Committee felt that the 65th percentile was more in line with emerging trends, but also believed that a large portion of executive pay should remain at risk in light of below market targets for base compensation. In evaluating compensation, the Committee uses a peer group consisting of manufacturers based in the United States having revenues comparable to those of the Company.
      The Committee believes that these payments of above-average bonuses should only be made where both the individual’s performance and that of his or her particular business unit warrant it. Therefore, target bonus amounts are established each year based on anticipated superior individual performance and achievement of applicable financial results. If either of these factors is not met, the percentage of target paid is reduced significantly, with the potential that no bonus will be paid. A portion of the financial component is based on consolidated financial results while the remainder is attributable to regional/business unit financial results, depending upon the individual’s responsibilities. The financial targets for 2004 were based on achievement of earnings before interest, taxes and the cash bonus referred to above. The financial targets were set on the same basis for 2005. By tying a significant portion of the target to specific business unit results, it is possible for certain participants to receive a higher percentage of target than that of other participants where their business unit performance is better. This was not as evident in 2004, where most business units performed extremely well against these targets. Cash bonuses paid to the top five executives in 2004 (excluding Mr. Massaro who retired October 31, 2004) were 24.1% above the amounts paid to the top five executives in 2003. In total, bonuses for all executives in this program were 79.2% above the amounts paid to all participants in 2003 and were 26.3% above the target amounts set for 2004.
      The Committee’s compensation philosophy, after taking into account lower than average base salaries and above average cash bonus opportunities, includes a third principle, which is that long-term incentive opportunities should be established that rank executives at the median of their peer group for long-term incentive programs. This overall philosophy was not changed in 2004. The Committee believes that long-term incentive compensation should be weighted toward equity rewards. Therefore, stock-based compensation is awarded such that it accounts for approximately two-thirds of an executive’s long-term incentive compensation.
      Stock-based compensation is currently being delivered through the grant of stock options to executives, as was the case in 2004. However, in response to the American Jobs Creation Act of 2004 (the “Act”), the Company determined that tandem stock appreciation rights (SARs) would not be granted, as had been the case in 2003 and early 2004. The Company also modified its existing tandem SAR program to eliminate the cash settlement feature and to cancel (with agreement from participants) all unvested tandem SARS. The cancellation of the unvested tandem SARs did not affect the underlying stock options granted to the officers in 2003 or 2004.
      In keeping with the Committee’s belief that equity awards are a valuable compensation tool, the Committee extends the stock-based portion of the long-term incentive program to senior managers and also makes available certain one-time option grants to significant contributors, regardless of their position within the Company. Stock options are valued and then awarded using the Black-Scholes valuation method. Stock options for executives vest over a three-year period, with accelerated vesting upon retirement or change of control.
      A cash long-term performance plan was also introduced in 1997 for officers. Under this program, which accounts for one-third of executives’ long-term incentive opportunities, targets are set at the beginning of a three-year performance cycle. Payouts are based on growth in net income during that period against pre-established thresholds. Payouts were achieved in 2004, based on average annual growth during the 2002 to 2004 cycle. Payments were made at 113.3% of targets for 19 executives. This is only the second time a payment has been made under this plan. The last payout under this program was in 2000 (for the 1998 to 2000 cycle when payouts were made at 75.8% of targets).
      The Company approved certain changes to the cash long-term incentive plan, beginning with the 2005 to 2007 performance cycle. Although awards are still based on growth in net income over a three-year period, performance is now measured over the entire period (instead of on a year-by-year basis). The threshold for payment, which is approved by the Committee, is determined based on internal as well as external and macro-economic factors. As in the past, the Committee reserves to itself the discretion to modify payments to any participant.
CEO Compensation
      On June 3, 2004, Mr. Stropki was elected as President and Chief Executive Officer of the Company, succeeding Mr. Massaro. Mr. Massaro retired from the Company on October 31, 2004. Compensation for 2004 for both individuals is discussed below. Although the Company’s new executive compensation philosophy was not implemented until the end of 2004 and, therefore, was not used to establish 2004 compensation amounts, Messrs. Stropki’s and Massaro’s compensation is compared to those new targets, as a matter of reference. Messrs. Stropki’s and Massaro’s compensation in 2004 reflects the Committee’s three-part compensation philosophy, emphasizing incentives and performance and includes:

•	base compensation for Mr. Massaro of $750,000, which is above the peer group 45th percentile by approximately 6% and base compensation for Mr. Stropki of $600,000 (on an annualized basis) which is below the peer group 45th percentile by approximately 15% (partially attributable to the fact that he was newly elected to this position);

•	cash bonus of $975,000 for Mr. Massaro, based on individual performance and consolidated financial results, which is 79% above the amount paid to him in 2003, is 30% above his target award, and places him above the peer group 65th percentile and cash bonus of $644,583 for Mr. Stropki, based on individual performance and consolidated financial results, which is 204% above the amount paid to him in 2003 (when he held a different position within the Company), is 30% above his target award, but places him below the peer group 65th percentile (partially attributable to the fact that he was newly elected to this position);

•	a stock option grant for long-term incentive compensation for Mr. Stropki, placing him at what the Compensation Committee believes is below the median of his peer group for long-term incentive programs (partially attributable to the fact that he was newly elected to this position);

•	a cash long-term performance plan payout of $615,282 for Mr. Massaro, which amount is pro-rated based on his retirement date of October 31 2004, and a cash long-term performance plan payout of $158,620 for Mr. Stropki, granted before he assumed his current position and, therefore, still placing him below the market median of his peer group for long-term incentive compensation when combined with the stock option grant above; and

•	a deferred compensation retention benefit of $400,000 per year for Mr. Massaro, which was established in 1999 under his employment agreement.
Other Executive Officers
      The base salaries of Messrs. Stueber, Schilling, Petrella and Blankenship were established according to the principles discussed above. A total of $891,644 was paid to them as base pay in 2004 (placing them, in aggregate, below the peer group 45th percentile by approximately 11%, based partially on the fact that Mr. Petrella was newly elected to his position during 2004). A total of $835,000 was paid to them in 2004 bonuses, which was, in aggregate, 98% above the amount paid to them in 2003 (when Mr. Petrella held a different position within the Company), was 37% above target for 2004, and placed them above the peer group 65th percentile by approximately 8%. Aggregate option grants of 85,000 shares were awarded to these executives in 2004 under the Company’s 1998 Stock Plan, and a total of $241,329 was paid to them in 2004 under the cash long-term performance plan, placing them below the median of their peer group for long-term incentive compensation.
1993 Tax Act
      The Committee’s general philosophy is to qualify future long-term incentive plans for tax deductibility under Section 162(m) of the Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Compensation paid by the Company to Messrs. Massaro and Stropki and to other Executive Officers during 2004 was tax deductible for Federal income tax purposes. The Committee intends to preserve the deductibility of compensation and benefits to the extent practicable and to the extent consistent with its other compensation objectives.
By the Compensation and Executive Development Committee:

Hellene S. Runtagh, Chair Harold L. Adams Ranko Cucuz	Paul E. Lego G. Russell Lincoln

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      During 2004, none of the Committee members were employees of the Company or any of its subsidiaries, and there were no reportable business relationships between the Company and the Committee members. None of the Company’s Executive Officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Committee. In addition, none of the Company’s Executive Officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.

STOCK PERFORMANCE GRAPH
      The following line graph compares the yearly percentage change in the cumulative total shareholder return on Lincoln Common against the cumulative total return of the S&P Composite 500 Stock Index and The Russell 2000 Stock Index for the five-year calendar period commencing January 1, 2000 and ending December 31, 2004. This graph assumes that $100 was invested on December 31, 1999 in each of Lincoln Common, the S&P 500 companies and The Russell 2000 Stock Index. A compatible peer-group index for the welding industry, in general, was not readily available because the industry is comprised of a relatively small number of competitors, many of whom either are based overseas and/or are privately held and not actively traded in the United States. The Russell 2000, published by the Frank Russell Company, represents a developed index based on a concentration of companies having relatively small market capitalization, similar to the Company.

	1999	2000	2001	2002	2003	2004
Lincoln	100	98	129	122	137	195
S&P 500	100	91	80	63	80	89
Russell 2000	100	97	100	79	117	138

SUMMARY COMPENSATION TABLE
      The following table provides information on the compensation for the last three calendar years for Anthony A. Massaro and John M. Stropki, Jr., both of whom served as Chief Executive Officer during 2004, and the four next highest paid Executive Officers.

		Annual Compensation				Long-Term Compensation
						Securities
						Underlying
Name and	Other Annual	Options/	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation		SARs	Payouts (3)		Compensation
Anthony A. Massaro (1)	2004	$750,000	$975,000	$22,428	(2)	—	$615,282	(4)	$916,667	(5)
Chairman (to 10/13/04),	2003	750,000	544,500	28,430	(2)	125,000	—		400,000	(6)
President and Chief	2002	700,000	681,300	34,263	(2)	167,200	—		400,000	(6)
Executive Officer (to 6/3/04)
John M. Stropki, Jr. (7)	2004	$506,250	$644,583	—		120,000	$158,620		—
Chairman (from 10/13/04),	2003	320,000	211,875	—		50,000	—		—
President and Chief Executive	2002	320,000	191,115	—		48,400	—		—
Officer (from 6/3/04)
Frederick G. Stueber	2004	$260,000	$279,500	—		25,000	$96,305		—
Senior Vice President,	2003	260,000	141,200	—		25,000	—		—
General Counsel and Secretary	2002	250,000	166,440	—		24,200	—		—
James E. Schilling	2004	$225,000	$208,000	—		20,000	$79,310		—
Senior Vice President,	2003	225,000	135,000	—		20,000	—		—
Corporate Development	2002	215,000	153,120	—		22,550	—		—
Vincent K. Petrella (8)	2004	$206,644	$185,000	—		25,000	$20,394		—
Vice President, Chief	2003	—	—	—		—	—		—
Financial Officer and Treasurer	2002	—	—	—		—	—		—
George D. Blankenship (9)	2004	$200,000	$162,500	—		15,000	$45,320		—
Vice President, Engineering	2003	195,000	77,520	—		12,000	—		—
and Quality Assurance,	2002	185,000	91,425	—		11,825	—		—
The Lincoln Electric Company

(1)	Mr. Massaro ceased serving as President and Chief Executive Officer effective June 3, 2004 and Chairman effective October 13, 2004. Mr. Massaro retired from the Company effective October 31, 2004.

(2)	The amounts reported here for the years 2002-2004 consist of tax payments associated with retention benefits credited to Mr. Massaro’s account in the Company’s Deferred Compensation Plan for Certain Retention Agreements and Contractual Arrangements (as discussed under “Pension Benefits” below) under the terms of his employment agreement. See “All Other Compensation” for information on such retention benefits; See “Other Compensation Arrangements” below for a discussion of Mr. Massaro’s employment agreement.

(3)	Represents cash payouts earned for the period 2002 to 2004 pursuant to the Company’s Long-Term Incentive Plan, which payments were based on average annual net income growth over that three-year period.

(4)	In connection with his retirement during 2004, Mr. Massaro may be entitled to receive additional LTIP payments during 2006 (for the 2003 to 2005 cycle) and 2007 (for the 2004 to 2006 cycle), which payments are contingent upon the Company’s performance for the applicable periods. Any such additional LTIP payments would be based on the average net income growth of the Company over the preceding three-year cycle and would be pro-rated based on Mr. Massaro’s active employment during the applicable three-year cycle. LTIP payments for 2006 and 2007 could be as low as zero or as high as 140% of the applicable targets, reduced by the proration factor. The Company has currently accrued $195,000 for such additional LTIP payments for Mr. Massaro.

(5)	Mr. Massaro ceased serving as President and Chief Executive Officer effective June 3, 2004. Mr. Massaro ceased serving as Chairman of the Board effective October 13, 2004 and retired from the Company effective October 31, 2004. As discussed under “Other Compensation Arrangements” below, Mr. Massaro and the Company entered into an employment agreement in June 2003 whereby the Company established compensation components that would be provided to Mr. Massaro for his continued employment through May 2, 2005 or in the event of his retirement before May 2, 2005 under certain conditions. In connection with his retirement during 2004, the amount reported here consists of the following: (i) $400,000 represents retention benefits credited to Mr. Massaro’s account in 2004 in the Company’s Deferred Compensation Plan for Certain Retention Agreements and Contractual Arrangements under the terms of his employment agreement, (ii) $266,667 represents retention benefits that will be credited to Mr. Massaro’s account in 2005 in the Company’s Deferred Compensation Plan for Certain Retention Agreements and Contractual Arrangements under the terms of his employment agreement, and (iii) $250,000 represents bonus compensation for the period January 1, 2005 through May 2, 2005 that will be paid in 2006. In addition, Mr. Massaro received a lump-sum payment during 2004 of retirement benefits provided for under the SERP in the amount of $10,182,064 and will receive an additional lump-sum payment under the SERP during 2005 in the amount of $530,779, which amount represents a true-up payment to reflect the impact of Mr. Massaro’s actual 2004 bonus on his SERP calculation. For additional information about Mr. Massaro’s supplemental retirement, retention and termination benefits under the terms of his employment agreement, see “Other Compensation Arrangements” below.

(6)	The amount reported represents retention benefits credited to Mr. Massaro’s account in the Company’s Deferred Compensation Plan for Certain Retention Agreements and Contractual Arrangements under the terms of his employment agreement. See “Other Compensation Arrangements” below for a discussion of Mr. Massaro’s employment agreement.

(7)	Mr. Stropki was elected President and Chief Executive Officer effective June 3, 2004 and Chairman effective October 13, 2004. Mr. Stropki served as Executive Vice President during 2002 and 2003 and Chief Operating Officer for a portion of 2003.

(8)	Mr. Petrella was elected Vice President, Chief Financial Officer and Treasurer effective February 4, 2004. Mr. Petrella was acting Chief Financial Officer from January 5, 2004 to February 4, 2004 and Corporate Controller of The Lincoln Electric Company from 2001 to 2003. As Mr. Petrella was not an executive officer for 2002 and 2003, no compensation information has been provided for those years.

(9)	Mr. Blankenship was elected Vice President, Engineering and Quality Assurance of The Lincoln Electric Company, effective January 1, 2000.

STOCK OPTION/ SAR GRANTS IN 2004
      The following table provides information relating to stock options awarded in 2004 to our named Executive Officers. Other than 30,000 tandem SARs awarded to Mr. Stropki in connection with his election as Chief Executive Officer (which were subsequently cancelled at the end of 2004), no SARs were awarded to the named Executive Officers during 2004. During the fourth quarter of 2004, the Company modified existing tandem SARs by eliminating the cash settlement feature and cancelling (with agreement from participants) all unvested tandem SARs as a result of the enactment of the American Jobs Creation Act of 2004 (the “Act”).

		Percent of
	Number of	Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options/SARs	Employees in	Price	Expiration	Present
Name	Granted (1)	Fiscal Year	($/Sh.)	Date	Value (2)

Anthony A. Massaro	—	—	—	—	—
John M. Stropki, Jr.	30,000	5.9%	$31.90	6/3/14	$222,300
	90,000	17.8%	$35.43	11/30/14	767,700
Frederick G. Stueber	25,000	4.9%	$35.43	11/30/14	213,250
James E. Schilling	20,000	3.9%	$35.43	11/30/14	170,600
Vincent K. Petrella	25,000	4.9%	$35.43	11/30/14	213,250
George D. Blankenship	15,000	3.0%	$35.43	11/30/14	127,950

(1)	These options were granted pursuant to the Company’s 1998 Stock Plan. The options were granted at the fair market value of Lincoln Common on the date of grant, have 10-year terms and become exercisable in equal annual increments over a three-year period. Vesting of the options is accelerated by the occurrence of a change in control (see “Other Compensation Arrangements”).

(2)	The Grant Date Present Value was calculated using the Black-Scholes option pricing model. The model assumes (i) volatility calculated using the trading information for Lincoln Common during the three year and eleven month period ended November 29, 2004 (27.77% for Lincoln Common); (ii) a risk-free rate of return based on the 5-year treasury bond rate at November 29, 2004 (3.7%); and (iii) a dividend yield for Lincoln Common of 2.03%. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of Lincoln Common relative to the exercise price per share of the stock option at the time of exercise. There is no assurance that the hypothetical Grant Date Present Values of the stock options reflected in this table will actually be realized.

STOCK OPTION EXERCISES IN 2004 AND YEAR-END OPTION/ SAR VALUES
      The following table provides information relating to exercisable and unexercisable stock options/ SARs at December 31, 2004 for our named Executive Officers. The value of unexercised stock options/ SARs is based on the difference between the exercise price of the options/ SARs and the closing price of Lincoln Common on December 31, 2004, which was $34.54. Other than 30,000 tandem SARs awarded to Mr. Stropki in connection with his election as Chief Executive Officer (which were subsequently cancelled at the end of 2004), no SARs were awarded to the named Executive Officers during 2004. During the fourth quarter of 2004, the Company modified existing tandem SARs by eliminating the cash settlement feature and canceling (with agreement from participants) all unvested tandem SARs as a result of the enactment of the Act.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARS		Options/SARs
			at Fiscal Year End		at Fiscal Year End
	Number of
	Shares
	Acquired
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony A. Massaro (1)	415,100	$5,061,675	472,200	0	$5,616,601	$0
John M. Stropki, Jr.	28,398	461,250	255,932	169,468	3,901,558	612,638
Frederick G. Stueber	52,000	438,600	34,466	49,734	396,717	266,719
James E. Schilling	39,900	423,722	24,699	40,851	285,532	225,162
Vincent K. Petrella	9,000	107,503	9,199	34,601	100,458	103,446
George D. Blankenship	—	—	49,383	26,942	739,904	128,797

(1)	Upon the effective date of Mr. Massaro’s retirement, October 31, 2004, all of his outstanding options and SARs became immediately exercisable.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table provides information relating to awards made to the named Executive Officers during 2004 under the Company’s Long-Term Incentive Plan.

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans (1)
	Number of	Performance
	Shares, Units	or Other
	or Other	Period Until
	Rights	Maturation or
Name	($)	Payout	Threshold	Target	Maximum

Anthony A. Massaro	—	—	—	—	—
John M. Stropki, Jr.	$361,000	2005 to 2007	$0	$361,000	$505,400
Frederick G. Stueber	106,000	2005 to 2007	0	106,000	148,400
James E. Schilling	85,000	2005 to 2007	0	85,000	119,000
Vincent K. Petrella	106,000	2005 to 2007	0	106,000	148,400
George D. Blankenship	64,000	2005 to 2007	0	64,000	89,600

(1)	Represents a range of possible cash payouts earned for the period 2005 to 2007 pursuant to the Company’s Long-Term Incentive Plan, which payments are based on income growth over a three-year cycle.

PENSION BENEFITS
      We provide pension benefits for our Executive Officers under two defined benefit programs: the Supplemental Executive Retirement Plan (the “SERP”), which became effective January 1, 1994; and The Lincoln Electric Company Retirement Annuity Program (the “Retirement Annuity Program”), which has been in effect since 1936 and applies to all eligible employees.
      We also provide two defined contribution benefits for our Executive Officers: a supplemental deferred compensation plan and a qualified 401(k) savings plan, the later of which was established in 1994 and applies to all eligible employees. As a result of the adoption of the American Jobs Creation Act of 2004 (the “Act”), supplemental deferred compensation is provided through two separate plans. The 2005 Deferred Compensation Plan for Executives (the “New Deferred Compensation Plan”) was adopted on December 30, 2004 to replace the Company’s old supplemental deferred compensation plan. The Deferred Compensation Plan for Executives (the “Old Deferred Compensation Plan”), which was originally adopted in 1994, was frozen with respect to future deferrals effective December 31, 2004 in response to the adoption of the Act. The New Deferred Compensation Plan is intended to be a “top-hat” plan that complies with new Internal Revenue Code Section 409A created by the Act (“Section 409A”). A comparable deferred compensation plan is also maintained for Mr. Massaro, which is known as the Deferred Compensation Plan for Certain Retention Agreements and Contractual Arrangements.
      Effective December 30, 2004, The Lincoln Electric Company Executive Benefit Plan (the “Executive Benefit Plan”), which had been adopted in 1997 and frozen since 2002, was terminated primarily in response to the adoption of the Act.
      Participation in the SERP and the New Deferred Compensation Plan is limited to individuals chosen by the Compensation and Executive Development Committee (the “Compensation Committee”).
Supplemental Executive Retirement Plan
      The purpose of the SERP is, in part, to make up for limitations imposed by the Internal Revenue Code on payments of retirement benefits under the Company’s tax-qualified retirement plans, including the Retirement Annuity Program, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants. The SERP was amended during 2004 in response to the adoption of the Act, which significantly changed the Federal tax law applicable to non-qualified deferred compensation plans after December 31, 2004. Under the amendment, effective December 31, 2004, further benefit accruals under the plan were temporarily frozen.
      On February 16, 2005, the SERP was further amended in response to temporary regulations issued by the Internal Revenue Service relating to the Act and to modify the benefit formula applicable to new participants in the SERP in light of emerging trends in executive compensation. Under the most recent amendment, effective January 1, 2005: (i) all benefit accruals under the SERP were unfrozen, (ii) all benefit accruals vested prior to January 1, 2005 were “grandfathered” and continue to be governed by the law applicable to non-qualified deferred compensation prior to the adoption of the Act, (iii) all benefit accruals that were not so “grandfathered” will be administered so as to qualify under new Section 409A, and (iv) a two-tier benefit structure was established.
      Under the new two-tier benefit structure, all future participants designated as “Management Committee and Regional President Participants” will be entitled to a retirement benefit equal to 1.333% of such participant’s final average pay multiplied by his/her years of service, but not greater than 60% of the participant’s final average pay, less applicable offsets. All future participants designated as “Other Participants” will be entitled to a retirement benefit equal to 1.111% of such participant’s final average pay multiplied by his/her years of service, but not greater than 50% of the participant’s final average pay, less applicable offsets.

      The following table shows the estimated annual pension benefits provided under the SERP. These numbers include the employer-paid benefits under our qualified plans, which would be payable to employees in various compensation classifications upon retirement on December 31, 2004, at age 60 after the selected periods of service. The numbers also include, in certain cases, previous employer’s retirement benefits. Mr. Schilling’s benefit would be approximately 75% of the noted benefits on the table based on his SERP arrangement.

	Years of Service
Average
Compensation	25 Years	30 Years	35 Years	40 Years	45 Years

$300,000	$86,967	$108,642	$130,317	$151,992	$173,592

600,000	195,342	238,692	282,042	325,392	368,592

900,000	303,717	368,742	433,767	498,792	563,592

1,200,000	412,092	498,792	585,492	672,192	758,592

1,500,000	520,467	628,842	737,217	845,592	953,592

1,800,000	628,842	758,892	888,942	1,018,992	1,148,592

2,100,000	737,217	888,942	1,040,667	1,192,392	1,343,592
      Generally, benefits under the SERP for current participants, including each named Executive Officer are based upon 1.445% of the average annual compensation for the three highest years in the seven-year period preceding retirement multiplied by the covered employee’s years of service (including service with certain previous employers), except that the maximum benefit may not exceed 65% (50% for Mr. Schilling) of the average annual compensation for the three highest years used in the calculation, and service after age 65 is not included. The benefits payable under the SERP are reduced by the maximum Social Security benefit payable in the year of retirement, and the table reflects such reduction. The amounts reflected in the table will also be reduced by the single life benefit payable under the Retirement Annuity Program, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, ESOP contributions and/or Financial Security Program contributions under the 401(k) Plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded under the SERP for service with that previous employer). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement. Unless a different factor is set by the Compensation Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years an additional 10% of the net amount of the benefit will become payable upon retirement. Messrs. Massaro, Stropki and Stueber have 100% participation factors while Mr. Schilling has a 79% participation factor, and Messrs. Petrella and Blankenship have 50% participation factors as of December 31, 2004. Certain terms of the SERP may be modified as to individual participants, upon action by the Compensation Committee.
      The compensation covered by the SERP is the same as shown in the salary and bonus columns of the “Summary Compensation Table” on page 25. Mr. Massaro’s plan compensation includes the noted retention bonus of $400,000 for each of the years 2002 through 2004, which amounts are reported under “Other Annual Compensation” in the “Summary Compensation Table.” Credited service for SERP purposes for Messrs. Massaro, Stropki, Stueber, Schilling, Petrella and Blankenship is 41, 32, 31, 45, 9 and 20 years, respectively.
Retirement Annuity Program
      Under the Retirement Annuity Program, each employee accumulates 2.5% of each year’s base compensation (limited to $205,000 for compensation earned during the period November 1, 2004 through October 31, 2005 and $210,000 thereafter) in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). In addition to the 2.5% accumulation each year, the Company has granted, on a number of occasions, additional past service benefits. The Program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security.
      The anticipated retirement benefits under the Retirement Annuity Program for the named Executive Officers with the highest compensation for 2004 are as follows:

	Annual Retirement
Name	Annuity Program Benefits

Anthony A. Massaro	$36,873	(1)
John M. Stropki, Jr.	98,589	(2)
Frederick G. Stueber	84,563	(2)
James E. Schilling	27,573	(3)
Vincent K. Petrella	113,094	(2)
George D. Blankenship	135,042	(2)

(1)	Mr. Massaro is currently receiving $36,873 annually from the Retirement Annuity Program on a 100% joint and survivor basis.

(2)	Messrs. Stropki, Stueber, Petrella and Blankenship are currently under normal retirement age. The amounts shown represent those anticipated at normal retirement age, assuming that current compensation continues unchanged to that date and that the benefits are payable on a single life basis.

(3)	Mr. Schilling is currently not receiving benefits but is beyond normal retirement age. The amount shown represents the benefit available on December 31, 2004 payable on a single life basis.
OTHER COMPENSATION ARRANGEMENTS
      Mr. Stropki was elected President and Chief Executive Officer of the Company effective June 3, 2004. In connection with his election, the Company and Mr. Stropki entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki will continue to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000.
      Mr. Stueber entered into an employment agreement in February 1995, which was modified in May 1998. The agreement grants credited service as of such dates for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.
      The Compensation Committee granted Mr. Schilling participation in the SERP, effective February 1, 1999. That action awarded Mr. Schilling 43 3/4 years of service but provided that his target benefit would be 50% of final average pay (instead of the normal 65%) and provided that his benefits would not vest until he reached age 66.
      Mr. Massaro ceased serving as Chief Executive Officer effective June 3, 2004 and retired from the Company effective October 31, 2004. The compensation, retirement, retention and other benefits received by Mr. Massaro in 2004 were in accordance with his employment agreement dated June 23, 2003, whereby the Company established compensation components that would be provided to Mr. Massaro for his continued employment through May 2, 2005 (the “Employment Term”) or in the event of his retirement before the end of the Employment Term under certain conditions. Those conditions were satisfied. Mr. Massaro received the compensation and benefits set forth under the “Summary Compensation Table” above. In calculating such compensation and benefits, Mr. Massaro’s employment agreement provided for: (i) vested retention benefits to be credited to Mr. Massaro’s account in the Company’s Deferred Compensation Plan for Certain Retention Agreements and Contractual Arrangements at a rate of $400,000 per year, commencing in 2000 and continuing through 2002;

(ii) a retention benefit to be credited to Mr. Massaro’s account in the Deferred Compensation Plan for Certain Retention Agreements and Contractual Arrangements at a rate of $400,000 per year for 2003 and 2004 and at a rate determined by the Committee (and ultimately set at $266,667) from the beginning of 2005 through the end of the Employment Term, all of which vested when Mr. Massaro retired; (iii) inclusion of all vested retention benefits that had been credited for the period beginning on January 1, 2003 in the determination of Mr. Massaro’s final average pay for purposes of the SERP; and (iv) application of an interest rate of 6.68% for purposes of the SERP, unless the rate determined under the normal terms of the SERP was lower. Under the terms of the agreement, Mr. Massaro’s 2004 annual base compensation and annual bonus target were fixed at the amounts established by the Committee for 2003 (with the actual 2004 bonus calculated under the normal methodology). In addition, because Mr. Massaro terminated his employment with the Company for good reason as defined by his employment agreement before the end of the Employment Term, he is entitled to receive all base compensation and bonus through the end of the Employment Term (with the 2005 bonus paid at target).
      The Company terminated the Executive Benefit Plan in 2004. The plan had a specific limited scope. Benefits payable under the plan, if any, would be offset by benefits payable under the Old Deferred Compensation Plan and, for certain individuals, the SERP. Certain of the Company’s employees, including the named Executive Officers, were entitled to receive a cash payment upon a “change in control” of the Company, as defined in the Executive Benefit Plan, if certain employment conditions were satisfied. No benefits were paid to participants under the plan prior to or upon its termination.
      In addition to the foregoing arrangements, the Company entered into agreements in 1998 with certain officers, including Messrs. Stropki and Stueber, designed generally to assure continued management in the event of a change in control of the Company. The agreements with Messrs. Stropki and Stueber were further modified in March 2000. These arrangements are operative only if a change in control occurs. The agreements provide that following a change in control, a three-year severance period commences. If the Company were to terminate a covered officer’s employment for reasons relating to changed circumstances, then the amounts and benefits the officer would be entitled to receive include (i) a lump-sum payment equal to the amount of base and incentive pay that would have been paid to the officer for the greater of one year or the remainder of the severance period; (ii) long-term incentive awards granted prior to the change in control; (iii) continuation of medical insurance, life insurance, and other welfare benefits for the greater of one year or the remainder of the severance period, subject to reduction for comparable welfare benefits received in any subsequent employment; and (iv) enhanced service credit and age under the SERP of three years and immediate vesting under the SERP. The officer would be entitled to receive an additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the Internal Revenue Code. Payments under these agreements would be in lieu of any other rights to severance pay under other agreements.
AUDIT COMMITTEE REPORT
      The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards 61, as amended. In addition, the Committee has received the written disclosures and letter from the independent auditors as required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the auditor’s independence from management and the Company including with respect to the matters in the written disclosures required by the Independence Standards Board.
      The Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.
By the Audit Committee:

David H. Gunning, Chair Robert J. Knoll Kathryn Jo Lincoln	Hellene S. Runtagh George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS
Proposal No. 2
      A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as the Company’s independent auditors to examine our books of account and other records and our internal controls over financial reporting for the fiscal year ending December 31, 2005.
      Fees for professional services provided by the Company’s independent auditors in each of the last two fiscal years, in each of the following categories are:

	2004	2003

Audit Fees	$2,285,000	$905,000
Audit-Related Fees	352,000	157,000
Tax Fees	301,000	148,000
All Other Fees	69,000	61,000

	$3,007,000	$1,271,000
      Audit Fees include fees associated with the annual audit and the audit of internal controls over financial reporting in 2004, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees principally include due diligence in connection with acquisitions, audits of the Company’s employee benefit plans and accounting advisory assistance. Tax Fees include tax compliance and tax advisory services. All Other Fees relate to services provided in participating on the statutory boards of certain of the Company’s subsidiaries in Italy. The Company’s independent auditors will not be performing these latter services in 2005.
Audit Committee Pre-Approval Policies and Procedures
      The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by the Company’s independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services, and requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The policy prohibits the Company’s independent auditors from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee.
      Generally, requests for independent auditor services are submitted to the Audit Committee by the Company’s Vice President, Chief Financial Officer and Treasurer (or other member of the Company’s senior financial management) and the Company’s independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval. The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.
      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee and the Board of Directors retain full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not the Company’s shareholders ratify the appointment. Ratification requires the affirmative vote of the majority of the shares of Lincoln Common present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.
      The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors.
OTHER MATTERS
      The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber
Senior Vice President,
General Counsel and Secretary
By Order of the Board of Directors
Cleveland, Ohio
March 30, 2005

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44197-1200

V O T E    B Y   T E L E P H O N E

Have your proxy and voting instruction form available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E   B Y   I N T E R N E T

Have your proxy and voting instruction form available when you access the website http://www.votefast.com and follow the simple instructions to record your vote.

V O T E   B Y   M A I L

Please mark, sign and date your proxy and voting instruction form and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-800-542-1160

Vote by Internet
Access the Website and
cast your vote:
http://www.votefast.com

Vote by Mail
Return your proxy and
voting instruction form in the
postage-paid envelope provided.

Telephone and Internet access is available 24 hours a day, 7 days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on May 2, 2005 if you are a participant in The Lincoln Electric Company Employee Savings Plan, or by 11:59 p.m. Eastern Daylight Time on May 4, 2005 if you are a registered holder.

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¯  Please fold and detach card at perforation before mailing.  ¯

LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION FORM

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 2005.

The shareholder signing this card appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 10:30 a.m. on May 5, 2005, or at any adjournment of the meeting, and, in their discretion, on all other business properly brought before the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

Signature(s)________________________________________

_________________________________________________

Date: ________________________________________, 2005

Please sign exactly as your name or names appear opposite. If shares are held jointly, all joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Control Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote your Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet, the Trustee shall not vote your Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

     YOUR VOTE IS IMPORTANT !

Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by mail, by telephone or over the Internet.

¯  Please fold and detach card at perforation before mailing. ¯

LINCOLN ELECTRIC HOLDINGS, INC. Annual Meeting of Shareholders, May 5, 2005	PROXY AND VOTING INSTRUCTION FORM

The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposal 2. Both of these proposals have been proposed by the Company. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1 and FOR Proposal 2.

1.	Election of Directors: Class Whose Term Ends in 2008:
	(01)	David H. Gunning,	(02)	G. Russell Lincoln and	(03)	Hellene S. Runtagh
	☐	FOR ALL	☐	WITHHOLD ALL	☐	FOR ALL EXCEPT (write names below):
Vote withheld from the following (write names below):

2.	Ratification of Independent Auditors.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.
☐	I plan to attend the Annual Meeting.
☐	I consent to access future shareholder communications over the Internet as stated in the Proxy Statement.
☐	Change of Address: